Exhibit 99.1

FOR IMMEDIATE RELEASE:

March 19, 2024

Aristides S. Candris Departs from the Board After 12 Years of Service

NiSource Inc. (NYSE: NI) today announced Aristides S. Candris, who has served as a director since 2012, has retired from the NiSource Board, and that it has appointed John McAvoy to its Board of Directors, effective immediately.

“We are pleased with the appointment of John McAvoy and the deep utility operational expertise he brings to the Board,” said NiSource Board Chair Kevin T. Kabat. “John also possesses substantial experience in executive leadership, finance, engineering, and operations that will be invaluable assets to our Board and the company.”

Kabat added, “On behalf of the entire Board, I would like to thank Aris for his leadership and direction to NiSource. We have benefitted from his guidance during his tenure and are incredibly thankful for his dedication to NiSource, including his commitment to safety and supporting NiSource’s 2022 achievement confirming certification in the American Petroleum Institute’s Recommended Practice 1173 for its Safety Management System (SMS), making NiSource the second entity in the world to achieve this distinction.”

Mr. McAvoy most recently served as President and Chief Executive Officer of Consolidated Edison, Inc. (“ConEdison”) and Chief Executive Officer of Consolidated Edison Company of New York, Inc. (“ConEdison of New York”) from December 2013 through December 28, 2020. He continued to serve as director of ConEdison until his retirement in May 2023 after forty-three years of experience with ConEdison, including serving as Non-executive Chairman of the Board of ConEdison and the Board of ConEdison of New York from January 2021 until December 2021 as well as Chairman of the Board of ConEdison and ConEdison of New York from May 2014 until December 2020.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.3 million natural gas customers and 500,000 electric customers across six states through its local Columbia Gas and NIPSCO brands. The mission of our approximately 7,400 employees is to deliver safe, reliable energy that drives value to our customers. NiSource is a member of the Dow Jones Sustainability—North America Index and is on Forbes lists of America’s Best Employers for Women and Diversity. Learn more about NiSource’s record of leadership in sustainability, investments in the communities it serves and how we live our vision to be an innovative and trusted energy partner at www.NiSource.com. NI-F

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FOR ADDITIONAL INFORMATION

Media	Investors

Kevin T. Livingston	Christopher Turnure

External Corporate Communications	Director, Investor Relations

(380) 268-3960	(614) 404-9426

klivingston@nisource.com	cturnure@nisource.com